UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 25, 2025

Date of Report

(Date of earliest event reported)

AGCO CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-12930	58-1960019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4205 River Green Parkway

Duluth, Georgia 30096

(Address of principal executive offices, including Zip Code)

770 813-9200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of Class	Trading Symbol	Name of exchange on which registered
Common stock	AGCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

As of June 30, 2025 (the “Effective Date”), AGCO Corporation and/or one of more of its affiliates (the “Company”) entered into several agreements with Tractors & Farm Equipment Limited and/or one or more of its affiliates (collectively, “TAFE”), which are summarized below. Generally, the substantive provisions of the agreements are not effective until funds and shares have been deposited in escrow in connection with the closing of the Buyback Agreement (as defined below), and, to accommodate the timing of that closing, the Company and TAFE have entered into a third amendment (the “Amendment”) to the Amended and Restated Letter Agreement (the “Letter Agreement”) dated as of April 24, 2019, between AGCO and TAFE, as amended by Amendment No. 1, dated as of April 24, 2024, and Amendment No. 2, dated as of April 23, 2025, which extends the expiration of the Letter Agreement until July 15, 2025. The Company expects to further amend the Letter Agreement in due course to extend its expiration date to accommodate the ultimate effectiveness of the agreements described below.

Settlement Agreements

On June 30, 2025, the Company and TAFE entered into an Arbitrations Settlement Agreement and an India Litigation Settlement Agreement (collectively, the “Settlement Agreements”) pursuant to which the parties agree to resolve claims arising from the Company’s termination of various commercial and brand agreements with TAFE and related arbitrations and litigation. Under the Settlement Agreements, the parties agree to mutually release any and all claims against one another.

Intellectual Property Agreement

On June 30, 2025, the Company and TAFE entered into an Intellectual Property Agreement (the “Intellectual Property Agreement”) pursuant to which TAFE will take ownership of the Massey Ferguson brand in India, Nepal and Bhutan, having previously been a brand licensee for over 60 years, and the Company will retain certain protective rights, including rights of first refusal upon a proposed transfer of these intellectual property assets. The Intellectual Property Agreement also provides for certain customary confidentiality provisions.

Buyback Agreement

On June 30, 2025, the Company and TAFE entered into a Buyback Agreement (the “Buyback Agreement”) pursuant to which TAFE will repurchase the Company’s remaining shareholdings in TAFE for an aggregate amount of $260 million.

Cooperation Agreement

On June 30, 2025, the Company and TAFE entered into a Cooperation Agreement (the “Cooperation Agreement”) pursuant to which TAFE agreed to standstill provisions with respect to its actions with regard to the Company, including the limitation on TAFE purchasing additional shares of the Company that would increase its holdings above its current percentage of outstanding shares, the requirement to vote its shares of the Company in accordance with recommendations from the Company’s Board of Directors and not engaging in future public stockholder activism. The standstill provisions do not expire. TAFE retained the discretion to vote independently on any publicly-announced proposals related to an Extraordinary Transaction (as defined in the Cooperation Agreement). The Cooperation Agreement releases TAFE from the restriction on purchasing shares in the Company following certain events such as (i) the Company’s public announcement of a possible sale of the Company, (ii) any person commencing a Board-approved public tender to acquire the Company, (iii) certain persons (other than TAFE) acquiring 12.5% or more of the Company’s outstanding shares, (iv) any person commencing a Qualified Tender Offer (as defined in the Cooperation Agreement), (v) any person commencing a public tender offer by filing a Schedule TO, or (v) any person publicly announcing its intention to commence a public tender offer or makes a public offer. TAFE also agreed to participate pro rata in the Company’s share repurchase programs as authorized by the Company’s Board of Directors from time to time, but retains the right to maintain its current percentage level of beneficial ownership of the Company’s Common Stock.

The foregoing summaries of the Amendment to the Letter Agreement, the Settlement Agreements, the Intellectual Property Agreement, the Buyback Agreement, and the Cooperation Agreement (collectively, the “Agreements”) do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreements, copies of which are attached as Exhibit 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 hereto and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 3 to the Amended and Restated Letter Agreement, dated as of June 25, 2025, by and between AGCO Corporation and Tractors and Farm Equipment Limited.

10.2	Arbitrations Settlement Agreement, dated as of June 30, 2025, by and between AGCO Corporation, AGCO International GmbH, Tractors and Farm Equipment Limited and TAFE International Traktör ve Tarim Ekipmani Sanayi ve Ticaret Limited Sirketi.

10.3	India Litigation Settlement Agreement, dated as of June 30, 2025, by and amongst Tractors and Farm Equipment Limited, AGCO Corporation and the other parties thereto.

10.4	Intellectual Property Agreement, dated as of June 30, 2025, by and amongst Tractors and Farm Equipment Limited, Massey Ferguson Corp., AGCO Corporation, AGCO International GmbH, and AGCO Limited.

10.5	Buyback Agreement, dated as of June 30, 2025, by and amongst Tractors and Farm Equipment Limited and AGCO Holding B.V. and Trust Properties Development Company Private Limited.

10.6	Cooperation Agreement, dated as of June 30, 2025, by and among AGCO Corporation and Tractors and Farm Equipment Limited.

104	Cover Page Interactive Data File - the cover page from this current report on Form 8-K is formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO Corporation

By:	/s/ Damon Audia
Damon Audia Senior Vice President and Chief Financial Officer

Dated: July 1, 2025